Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (the “Registration Statement”) to the use of the name Netherland, Sewell & Associates, Inc.; and to the references to our reserves report of Rice Energy Inc.‘s proved natural gas reserves estimates and future net revenue at December 31, 2014, included in the Rice Energy Inc. Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference in this Registration Statement on Form S-4 to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

December 4, 2015